DR. CHARLES A. AGER PhD, P.Eng., P.Geo.

CONSENT OF ENGINEERING CONSULTANT

I hereby consent to the inclusion and reference of my report dated June 6, 2005 entitled “Searchlight Gold Project” in the Form SB-2 Registration Statement to be filed by Searchlight Minerals Corp. with the United States Securities and Exchange Commission.

Dated the 28th day of March, 2006

/s/ Dr. Charles A. Ager
__________________________
DR. CHARLES A. AGER, PhD, P.Eng., P.Geo.
CONSULTING ENGINEER